Exhibit 3.1

CERTIFICATE OF MERGER

OF

WESCO FINANCIAL CORPORATION

(a Delaware corporation)

INTO

MONTANA ACQUISITIONS, LLC

(a Delaware limited liability company)

Pursuant to Section 264(c) of the General Corporation Law of the State of Delaware, 8 Del. C. § 101, et seq. (the “GCL”) and Section 18-209 of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (the “LLC Act”), the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name and jurisdiction of formation or organization of each of the constituent entities which are to merge are as follows:

Name	Jurisdiction of Formation or Organization
Montana Acquisitions, LLC	Delaware

Wesco Financial Corporation	Delaware

SECOND: The Agreement and Plan of Merger, dated as of February 4, 2011, as amended on April 15, 2011, has been approved, adopted, certified, executed and acknowledged by the surviving limited liability company and the merging corporation in accordance with Section 264(c) of the GCL, Section 18-209 of the LLC Act and, with respect to the merging corporation, Section 228 of the GCL.

THIRD: The name of the surviving limited liability company is Montana Acquisitions, LLC.

FOURTH: The merger is to be effective at the time this Certificate of Merger is filed with the Delaware Secretary of State.

FIFTH: Article 1 of the Certificate of Formation of Montana Acquisitions, LLC is hereby amended and replaced in its entirety with the following:

1. The name of the limited liability company is “Wesco Financial, LLC” (the “Company”).

SIXTH: The Agreement and Plan of Merger is on file at 3555 Farnam Street, Omaha, Nebraska 68131, the place of business of the surviving limited liability company.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of the constituent limited liability company or stockholder of the constituent corporation.

IN WITNESS WHEREOF, said limited liability company has caused this Certificate of Merger to be signed by an authorized person, on the 24th day of June, 2011.

MONTANA ACQUISITIONS, LLC

By:	/s/ Marc D. Hamburg
Name: Marc D. Hamburg
Title: Vice President

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